UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2012

PRESTIGE BRANDS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 North Broadway

Irvington, New York 10533

(Address of Principal Executive Offices, including Zip Code)

(914) 524-6810

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Preliminary Financial Results for the Three Month and Nine Month Periods Ended December 31, 2011

On January 18, 2012, Prestige Brands Holdings, Inc. (the “Company”) provided the following preliminary financial results for its fiscal quarter ended December 31, 2011. Based on the preliminary financial results for the third quarter of fiscal 2012, which ended December 31, 2011, the Company’s net revenues increased approximately 17% as compared to the third quarter of fiscal 2011, primarily due to continued growth in its core OTC brands and the acquisitions of the OTC portfolio of Blacksmith Brands Holdings, Inc., which included Efferdent, Effergrip, PediaCare, Luden’s and NasalCrom (the “Blacksmith brands”) and Dramamine. For the nine-month period ended December 31, 2011, net revenues increased approximately 28% as compared to the nine-month period ended December 31, 2010, primarily due to continued growth in the Company’s core OTC brands and the acquisitions of the Blacksmith brands (as defined below) and Dramamine.

Gross margin, for the three month period ended December 31, 2011, excluding one-time items and costs related to acquisitions, increased approximately 16% as compared to the third quarter of fiscal 2011, primarily due to sales increases in the Company’s core OTC brands and the acquisition of the Blacksmith brands and Dramamine. For the nine month period ended December 31, 2011, gross margin increased approximately 24% as compared to the nine month period ended December 31, 2010.

Contribution margin, for the three month period ended December 31, 2011, excluding one-time items and costs related to acquisitions, increased approximately 15% as compared to the third quarter of fiscal 2011, primarily due to sales increases in the Company’s core OTC brands and the acquisition of the Blacksmith brands and Dramamine. For the nine month period ended December 31, 2011, contribution margin increased approximately 21% as compared to the nine month period ended December 31, 2010.

As of December 31, 2011, the Company had $4 million of cash and cash equivalents and $434 million of total debt.

The preliminary financial data included in this Current Report on Form 8-K has been prepared by, and is the responsibility of, management of the Company. While management believes this information to be accurate, it is subject to change in connection with finalizing the Company’s financial statements for the third quarter of fiscal 2012. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Item 7.01.	Regulation FD Disclosure.

Proposed Notes Offering

On January 18, 2012, the Company issued a press release announcing that its wholly-owned subsidiary, Prestige Brands Inc., intends to offer, subject to market and other conditions, up to $290 million in aggregate principal amount of senior notes due 2020 (the “notes”) in a private offering. The notes will be senior unsecured obligations of Prestige Brands Inc. and will be guaranteed by the Company and certain of its domestic subsidiaries.

The Company intends to use the net proceeds from the offering, together with additional senior secured bank debt, to finance the previously announced acquisition of certain North American over-the-counter healthcare brands owned by GlaxoSmithKline plc and its affiliates (the “GSK Brands”), to repay its existing senior secured credit facilities, to pay fees and expenses incurred in connection with these transactions and for general corporate purposes.

The notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the notes and related guarantees. Any offers of the notes and related guarantees will be made only by means of a private offering memorandum. The notes and related guarantees have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In addition, the Company intends to enter into new senior secured credit facilities. The new senior secured credit facilities will consist of (i) a $620 million term loan facility with a seven-year maturity (the “New Term Loan Facility”) and (ii) a $50 million asset-based revolving credit facility with a five-year maturity. In addition, the Company has agreed to secure its existing 8.25% Senior Notes due 2018 ratably with the New Term Loan Facility.

Financial Information

In connection with the proposed financing transaction, the Company provided potential investors with unaudited pro forma combined financial information as of September 30, 2011 and for the fiscal year ended March 31, 2011, for the nine months ended September 30, 2011 and the twelve months ended September 30, 2011. The unaudited pro forma combined financial information is derived from the historical financial statements of the Company and the GSK Brands, adjusted to give effect to the proposed acquisition pursuant to which the Company will acquire the GSK Brands and certain related financing transactions. In addition, the acquisition of the Blacksmith brands and the Dramamine asset acquisition have been included as if the business and assets were acquired by the Company at the beginning of the respective periods. The pro forma adjustments are preliminary and have been made solely for informational purposes. As a result, the pro forma combined information is not intended to represent and does not purport to be indicative of what the combined company’s financial condition or results of operations would have been had the acquisition or the related financing transactions occurred at an earlier date. In addition, the pro forma combined financial information does not purport to project the future financial condition and results of operations of the combined company. The actual results of the combined company may differ significantly from those reflected in the pro forma combined financial information. The unaudited pro forma combined financial information is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The GSK Brands’ Discussion and Analysis

The Company is furnishing the following information that was prepared in connection with the proposed offering:

Overview

GSK is one of the world’s leading research-based pharmaceutical and healthcare companies. As part of the Acquisition, GSK will dispose of the following seventeen OTC brands to Prestige: BC, Goody’s, Beano, FiberChoice, Ecotrin, Nytol®, Sominex, Debrox, Tagamet, Gaviscon, Phazyme, Massengill®, Stanback®, Chap-et®, Gly-Oxide, R&C Shampoo® and Kwellada-P®. See “The Transactions.”

Critical Accounting Policies and Estimates

Basis of Preparation and Accounting Policies

The GSK Brands and related net assets to be sold are not within separate legal entities and historically GSK has not maintained separate records for the GSK Brands. The statements of net assets to be sold and statements of revenue and direct operating expenses, including the accompanying notes (collectively referred to as the “Financial Statements”) have been derived from the consolidated statements and underlying accounting records of GSK.

The accompanying Financial Statements included elsewhere in this offering memorandum, were prepared to present the net assets to be sold pursuant to the two business sale and purchase agreements between GSK and Prestige dated December 20, 2011 and the related revenue and direct operating expenses. The basis of preparation describes how the Financial Statements have been prepared in conformity with International Accounting Standards (“IAS”), IFRS-related interpretations, as issued by the IASB, as applicable, to the items included in the Financial Statements. The Financial Statements are not intended to be a complete presentation of assets, revenues and expenses of the GSK Brands.

The statements of net assets to be sold have been prepared on a basis which includes only those assets which are directly attributable to the GSK Brands and are identified in the two business sale and purchase agreements as being transferred to Prestige as described in Clause 2.1 of the two business sale and purchase agreements. Statements of revenue and direct operating expenses include revenue and expenses that are directly attributable to the GSK Brands and certain allocations of other direct expenses incurred by GSK attributable to the GSK Brands as discussed below.

Accounting Convention and Financial Period

The financial statements of the GSK Brands have been prepared using the historical cost convention. The financial statements of the GSK Brands cover the fiscal years ended December 31, 2008, 2009 and 2010, as well as the nine months ended September 30, 2010 and 2011.

The financial statements of the GSK Brands are reported in United States dollars. It is assumed for the preparation of the financial statements of the GSK Brands that the functional currency for revenue, expenses and assets is the same as that previously adopted by GSK. Any currency exchange differences arising from restating the functional currencies to a U.S. dollar presentation are recognized under International Financial Reporting Standards in other comprehensive income and, consequently, are not presented as part of the financial statements of the GSK Brands. It is also assumed that all foreign currency transactions were settled in local markets at the rate in force at the date the transaction arose and, as such, no transactional exchange differences have been recognized or presented in the financial statements of the GSK Brands. Manufacturing of the products that comprise the GSK Brands is largely in the U.S. with some sourcing from Canada, and sales of these brands are in the U.S. and/or Canada. U.S. sales are reported locally in the U.S. dollar with some additional sales in Canada in the Canadian dollar. Accordingly, there is minimal currency exposure related to the brands sold in Canada. Such sales in Canadian dollars have been translated into the U.S. dollar.

Revenue

Revenue is recognized when title and risk of loss is passed to the customer, reliable estimates can be made of relevant deductions and all relevant obligations have been fulfilled, such that the earnings process is regarded as being complete.

Gross turnover is reduced by rebates, discounts, allowances and product returns given or expected to be given, which vary by product arrangements and buying groups. These arrangements with purchasing organizations are dependent upon the submission of claims some time after the initial recognition of the sale.

Accruals are made at the time of sale for the estimated rebates, discounts or allowances payable or returns to be made, based on available market information and historical experience.

Since the amounts are estimated they may not fully reflect the final outcome, and the amounts are subject to change dependent upon, among other things, the types of buying group and product sales mix.

The level of accrual is reviewed and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of the GSK Brands.

Legal and Other Disputes

The GSK Brands provide for anticipated settlement expenses where an outflow of resources is considered probable and a reliable estimate may be made of the likely outcome of the dispute and legal and other expenses arising from claims against the GSK Brands.

GSK management, after receiving legal advice, established provisions after taking into account the relevant facts and circumstances of each matter and in accordance with accounting requirements. In respect of product liability claims related to certain products a provision is made when there is evidence of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. In certain cases, an actuarial technique is used to determine this estimate. The GSK Brands may become involved in legal proceedings in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from the ultimate resolution of the proceedings. Accordingly, no provision should be made for any such proceedings. At December 31, 2010 and September 30, 2011, there were no material provisions for legal and other disputes.

The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations. The position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed the amount of the provisions reported in the financial statements of the GSK Brands by a material amount.

Intangible Assets

Where intangible assets are acquired by the GSK Brands from third parties, the costs of acquisition are capitalized. The brands acquired with businesses are capitalized independently where they are separable and have an expected life of more than one year. The brands are amortized on a straight-line basis over their estimated useful lives, not exceeding 20 years, except where the end of the useful economic life cannot be foreseen. Where brands are not amortized, they are tested annually for impairment applying a value in use methodology, generally using four year post-tax cash flow forecasts with a terminal value calculation and a discount rate equal to the GSK North American post-tax discount rate of 7%. The main assumptions include future sales price and volume growth, product contribution and the future expenditure required to maintain the product’s marketability and registration in the relevant jurisdictions. These assumptions are based on past experience and are reviewed as part of management’s budgeting and strategic planning cycle for changes in market conditions and sales erosion through competition. The terminal growth rates applied of between 0% and 2.5% are management’s estimates of future long-term average growth rates of the relevant markets.

Licenses to compounds in development are amortized from the point at which they are available for use, over their estimated useful lives, which may include periods of non-exclusivity. Estimated useful lives are reviewed annually and impairment tests are undertaken if events occur which call into question the carrying values of the assets. Both initial valuations and valuations for subsequent impairment tests are based on established market multiples or risk-adjusted future cash flows discounted using appropriate interest rates reflecting GSK’s risk profile. These future cash flows are based on business forecasts and are therefore inherently judgmental. Future events could cause the assumptions used in these impairment analyses to change with a consequent adverse effect on the future results of the GSK Brands.

Related Party Transactions

The GSK Brands enter into a significant number of transactions with entities of GSK for sales and purchase transactions and other support services provided by GSK.

Cost of Sales

The various GSK entities supply the GSK Brands with inventory. These transactions have been recorded at transfer cost. Amounts of $42.8 million, $41.8 million and $44.4 million are included in cost of sales in the Statements of Revenue and Direct Operating Expenses for these transactions for the fiscal years ended December 31, 2010, 2009 and 2008, respectively.

Cost Allocation

The various GSK entities provide various services to the GSK Brands. These services include selling and distribution, marketing, administration, and medical administration. Costs of these services are allocated on the basis of advertising and promotion spend. The total expenses allocated to the GSK Brands for these services were $23.0 million, $29.2 million and $31.6 million for the fiscal years ended December 31. 2010, 2009 and 2008, respectively. The total expenses allocated to the GSK Brands for these services were $18.5 million and $18.3 million for the periods ended September 30, 2011 and September 30, 2010, respectively. These costs are included in Selling, General and Administrative Expenses in the Statements of Revenue and Direct Operating Expenses.

The other operating income (expense) allocated to the GSK Brands for items such as bad debt expense, corporate cost including product liabilities, franchise tax and sundry expenses and income were $(0.3 million), $(0.6 million) and $0.1 million for the fiscal years ended December 31, 2010, 2009 and 2008, respectively, and are included in the Statements of Revenue and Direct Operating Expenses.

Corporate overhead incurred for services such as GSK insurance, legal, finance, human resources and the executive management function are not allocated to the GSK Brands because they were not historically allocated to individual businesses and are not directly associated with operations of the GSK Brands.

Remuneration of Key Management Personnel

The GSK Brands operate as part of the overall Consumer Healthcare business within GSK and were historically not managed on a standalone basis. As a result, there are no key management personnel identified for the GSK Brands.

Commitments and Contingencies

The GSK Brands are involved in various legal matters and product liability claims arising in the ordinary course of business. Although the outcome of these matters cannot be presently determined, based on our due diligence and the representations and warranties we have received from GSK, we believe the disposition of these matters will not have a material adverse effect on the revenues or direct operating expenses of the GSK Brands.

Historical Results of Operations

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

The following table sets forth, for the periods indicated, revenue of the GSK Brands, as well as the percentage change:

	Nine Months Ended September 30,
(in thousands, except percentages)	2011	2010	% Change
BC/Goody’s	$62,687	$62,998	(0.5)%
Beano	19,687	21,369	(7.9)
Gaviscon	12,104	9,080	33.3
Debrox	9,761	8,897	9.7
Other Brands	52,625	55,149	(4.6)

Total revenue	$156,864	$157,493	(0.4)%

Revenue for the nine months ended September 30, 2011 were $156.9 million, a decline of $0.6 million, or 0.4%, from $157.5 million for the nine months ended September 30, 2010. The slight decline in revenue was driven primarily by declines in revenue from FiberChoice ($3.1 million or an 18% decline), Beano ($1.7 million or a 7.9% decline) and Ecotrin ($0.8 million or a 7% decline), partially offset by increased revenue from certain other brands, specifically Gaviscon ($3 million or 33.3% increase) and Tagamet ($1.9 million or 30.2% increase). FiberChoice revenue has continued to decline due to a decline in volume resulting from a general decline in the bulk fiber market and competitive pricing pressures. The decline in revenue from Beano was driven by increased discounting used to counteract declining demand while the decline in Ecotrin revenue was driven by lost distribution from one of the GSK Brands’ largest customers. Gaviscon revenue increased primarily due to a decline in competitive pressures resulting from one of its competitor’s supply chain issues coupled with continued investment in television advertising focused on Gaviscon’s fast relief. Tagamet revenue increased primarily due to new customer distribution. Revenue for the GSK Brands’ top selling brands, BC and Goody’s, was relatively flat period over the period.

Gross Profit

The following table sets forth, for the periods indicated, gross profit of the GSK Brands, as well as the percentage change and the percentage relationship to total revenue:

	Nine Months Ended September 30,
(in thousands, except percentages)	2011	2010	% Change
BC/Goody’s	$46,423	$45,486	2.1%
Beano	13,423	14,464	(7.2)
Gaviscon	7,891	5,278	49.5
Debrox	8,810	7,822	12.6
Other Brands	30,459	36,647	(16.9)

Total gross profit	$107,006	$109,697	(2.5)%

% of total revenue	68.2%	69.7%

Gross profit for the nine months ended September 30, 2011 was $107 million, a decline of $2.7 million, or 2.5%, from $109.7 million for the nine months ended September 30, 2010. The decline in gross profit was driven primarily by a decline in revenue from FiberChoice, Ecotrin and Beano, which were offset by increased revenue from Gaviscon as discussed above. As a percentage of revenue, gross profit declined to 68.2% for the nine months ended September 30, 2011 compared to 69.7% for the nine months ended September 30, 2010. The reduction in gross profit percentage was driven primarily by a reduction in Ecotrin gross profit primarily due to increased manufacturing costs as a result of a higher manufacturing standard cost charge for Ecotrin, effective January 1, 2011, and a reduction in FiberChoice gross profit due to price reductions and increased discounting.

Contribution Margin

The following table sets forth, for the periods indicated, contribution margin of the GSK Brands, as well as the percentage change and the percentage relationship to total revenue:

	Nine Months Ended September 30,
(in thousands, except percentages)	2011	2010	% Change
BC/Goody’s	$36,873	$35,522	3.8%
Beano	9,822	9,514	3.2
Gaviscon	4,646	2,472	87.9
Debrox	8,087	6,386	26.6
Other Brands	18,869	27,293	(30.9)

Total contribution margin	$78,297	$81,203	(3.6)%

% of total revenue	49.9%	51.6%

Contribution margin, defined as gross profit less advertising and promotional expenses, declined $2.9 million, or 3.6%, for the nine months ended September 30, 2011 compared to the comparable period in 2010. The decline in contribution margin was primarily driven by a $5.4 million decline in contribution margin from FiberChoice, which was largely offset by increased contribution margin from Gaviscon ($2.2 million increase). FiberChoice contribution margin declined due to a decrease in gross profit as discussed above combined with an increase in advertising and promotional expense. During the first six months of 2011, the GSK Brands increased advertising and promotional expense for FiberChoice to promote lower pricing and launched a new television advertising campaign. For the nine months ended September 30, 2011, the GSK Brands’ sales volumes had not been significantly impacted by the increased advertising and promotional expense. Contribution margin from Gaviscon increased due to the increase in revenue and gross profit as discussed above, as advertising and promotional expense for Gaviscon remained relatively flat over the period.

Selling, General and Administrative Expenses

The following table sets forth, for the periods indicated, the selling, general and administrative expenses of the GSK Brands, as well as the percentage change:

	Nine Months Ended September 30,
(in thousands, except percentages)	2011	2010	% Change
Total selling, general and administrative	$47,208	$46,810	0.9%
Brand specific costs
Advertising	17,391	16,749	3.9
Promotion	11,319	11,745	(3.6)

Total brand specific costs	$28,710	$28,494	0.8%

Allocated selling, general and administrative	$18,498	$18,316	1.0%

Allocated selling, general and administrative expenses are comprised of selling and distribution expenses and other marketing and administrative expenses. Selling and distribution expenses are local, market-incurred expenses. These expenses have decreased in line with the market expenses. Other marketing and administrative costs are allocated costs from GSK. Due to the allocated nature of these costs, these costs have remained relatively flat period over period consistent with the share of the GSK Brands’ revenues compared to GSK’s revenues for each respective period.

Amortization and Impairment

Amortization and impairment expenses in the nine months ended September 30, 2011 of $0.4 million were unchanged from the nine months ended September 30, 2010. Brands are amortized over their estimated useful lives of up to 20 years, except where they are considered indefinite-lived brands.

Fiscal Year Ended December 31, 2010 Compared to Fiscal Year Ended December 31, 2009

Revenue

The following table sets forth, for the periods indicated, net revenue of the GSK Brands, as well as the percentage change:

	Year Ended December 31,
(in thousands, except percentages)	2010	2009	% Change
BC/Goody’s	$82,327	$81,188	1.4%
Beano	29,426	30,854	(4.6)
Gaviscon	12,842	10,491	22.4
Debrox	10,601	10,687	(0.8)
Other Brands	72,146	82,771	(12.8)

Total revenue	$207,342	$215,991	(4.0)%

Revenue for fiscal year 2010 was $207.3 million, a decline of $8.7 million, or 4%, from $216 million in fiscal year 2009. The decline in revenue was driven primarily by a decline in FiberChoice revenue. FiberChoice revenue declined approximately $7.5 million, or 25.5%, from fiscal year 2009 due to a decline in volume resulting from a general decline in the bulk fiber market, competitive pricing pressures and reductions in advertising and promotional support. Further contributing to the overall decline in revenues was increased discounting on brands like BC and Beano to counteract declining levels of demand. Goody’s revenues recovered slightly in fiscal year 2010 following increased volume from a distribution expansion into Dollar General and Family Dollar.

Gross Profit

The following table sets forth, for the periods indicated, gross profit of the GSK Brands, as well as the percentage change and the percentage relationship to total revenue:

	Year Ended December 31,
(in thousands, except percentages)	2010	2009	% Change
BC/Goody’s	$59,362	$59,976	(1.0)%
Beano	20,226	21,545	(6.1)
Gaviscon	7,343	5,957	23.3
Debrox	9,097	9,228	(1.4)
Other Brands	46,638	54,015	(13.7)

Total gross profit	$142,666	$150,721	(5.3)%

% of total revenue	68.8%	69.8%

Gross profit for fiscal year 2010 was $142.7 million, a decline of $8 million, or 5.3%, from $150.7 million in fiscal year 2009. The decline in gross profit dollars was driven primarily by the decline in FiberChoice revenue as discussed above. As a percentage of revenues, gross profit declined to 68.8% in fiscal year 2010 from 69.8% in fiscal year 2009. The decline in gross profit percentage was due primarily to declines in gross profit percentage with respect to the BC and Goody’s brands. Gross profit percentage was down from BC and Goody’s primarily as a result of increased discounting reflecting a shift in spend from advertising and promotion to trade allowances and consumer discounts.

Contribution Margin

The following table sets forth, for the periods indicated, contribution margin of the GSK Brands, as well as the percentage change and the percentage relationship to total revenue:

	Year Ended December 31,
(in thousands, except percentages)	2010	2009	% Change
BC/Goody’s	$46,306	$43,693	6.0%
Beano	13,773	14,049	(2.0)
Gaviscon	3,008	3,055	(1.5)
Debrox	7,223	8,082	(10.6)
Other Brands	35,635	38,087	(6.4)

Total contribution margin	$105,945	$106,966	(1.0)%

% of total revenue	51.1%	49.5%

Contribution margin, defined as gross profit less advertising and promotional expenses, declined $1 million, or 1%, in fiscal year 2010 from fiscal year 2009. The decline was due to an $8 million decline in gross profit discussed above, partially offset by a $7 million, or 16.1%, reduction in advertising and promotional expense. The decline in advertising and promotional expense was driven by GSK’s decision to reduce its investment in the brand portfolio comprising the GSK Brands. As a result, GSK shifted spend from advertising and promotion to trade allowances and consumer discounts in an attempt to maintain contribution margin with minimal investment.

Selling, General and Administrative Expenses

The following table sets forth, for the periods indicated, the selling, general and administrative expenses of the GSK Brands, as well as the percentage change:

	Year Ended December 31,
(in thousands, except percentages)	2010	2009	% Change
Total selling, general and administrative	$59,719	$72,987	(18.2)%
Brand specific costs
Advertising	20,625	22,950	(10.1)
Promotion	16,096	20,804	(22.6)

Total brand specific costs	$36,721	$43,754	(16.1)%

Allocated selling, general and administrative	$22,998	$29,233	(21.3)%

Allocated selling, general and administrative expenses are comprised of selling and distribution expenses and other marketing and administrative expenses. Selling and distribution expenses are local, market-incurred expenses. These expenses have decreased in line with the market expenses. Other marketing and administrative costs are allocated costs from GSK. Due to the allocated nature of these costs, the decline in these costs reflects both the decreasing share of the GSK Brands’ revenues compared to GSK’s revenues and efficiencies gained over GSK’s revenues as a whole, which resulted in lower costs being allocated to the GSK Brands.

Amortization and Impairment

Amortization and impairment expense was $10.3 million in fiscal year 2010, an increase of $9.8 million from fiscal year 2009. The increase was due to a $9.8 million impairment charge recorded in the quarterly period ended December 31, 2010 on the indefinite-lived intangible assets associated with the acquisition of the FiberChoice brand. The impairment charge was triggered by our decision to enact a significant price reduction in 2011 after several years of declining sales performance. It is anticipated that the price reduction will improve the products market competitiveness and as such further impairments are not expected.

Other Operating Income (Expense)

Other operating income (expense) includes primarily bad debt expense and other sundry items. Other operating income (expense) declined $0.3 million in fiscal year 2010 from fiscal year 2009 due primarily to a $0.3 million decline in bad debt expense allocated from GSK, which has been allocated based on the proportion of total sales attributable to the GSK Brands.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

Revenue

The following table sets forth, for the periods indicated, net revenue of the GSK Brands, as well as the percentage change:

	Year Ended December 31,
(in thousands, except percentages)	2009	2008	% Change
BC/Goody’s	$81,188	$83,274	(2.5)%
Beano	30,854	30,498	1.2
Gaviscon	10,491	9,758	7.5
Debrox	10,687	10,842	(1.4)
Other Brands	82,771	99,363	(16.7)

Total net revenue	$215,991	$233,735	(7.6)%

Revenue for fiscal year 2009 was $216 million, a decline of $17.7 million, or 7.6%, from $233.7 million in fiscal year 2008. The decline in revenue was driven primarily by a decline in revenue from Ecotrin ($3.8 million or an 18.8% decline), FiberChoice ($4.7 million or 13.9% decline), and other individually insignificant brands that collectively resulted in a decline in revenue of approximately $7.4 million or 11.4%. Ecotrin revenue declined due to lower volumes resulting from lost market share to a competitor combined with increased discounting in an attempt to limit lost volume. FiberChoice revenue declined from fiscal year 2008 primarily due to a change in product mix as consumers switched from premium priced products to less expensive products. The decline in the other brands is driven by Massengill, which declined as a result general market declines in the category, and Phazyme, which declined due to a reduction in the number of stock keeping unit, or SKU’s, offered.

Gross Profit

The following table sets forth, for the periods indicated, gross profit of the GSK Brands, as well as the percentage change and the percentage relationship to total revenue:

	Year Ended December 31,
(in thousands, except percentages)	2009	2008	% Change
BC/Goody’s	$59,976	$61,178	(2.0)%
Beano	21,545	21,007	2.6
Gaviscon	5,957	5,419	9.9
Debrox	9,228	9,707	(4.9)
Other Brands	54,015	66,892	(19.2)

Total gross profit	$150,721	$164,203	(8.2)%

% of total revenue	69.8%	70.3%

Gross profit for fiscal year 2009 was $150.7 million, a decline of $13.5 million, or 8.2%, from $164.2 million in fiscal year 2008. The decline in gross profit dollars was driven primarily by the decline in revenue from Ecotrin, FiberChoice, Massengill, and Phazyme as discussed above. As a percentage of revenues, gross profit declined to 69.8% in fiscal year 2009 from 70.3% in fiscal year 2008, primarily as a result of increased discounting generally across all brands reflecting a shift in spend from advertising and promotion to trade allowances and consumer discounts.

Contribution Margin

The following table sets forth, for the periods indicated, contribution margin of the GSK Brands, as well as the percentage change and the percentage relationship to total revenue:

	Year Ended December 31,
(in thousands, except percentages)	2009	2008	% Change
BC/Goody’s	$43,693	$41,443	5.4
Beano	14,049	14,935	(5.9)
Gaviscon	3,055	2,595	17.7
Debrox	8,082	8,070	0.1
Other Brands	38,087	46,323	(17.8)

Total contribution margin	$106,966	$113,366	(5.6)%

% of total revenue	49.5%	48.5%

Contribution margin, defined as gross profit less advertising and promotional expenses, declined $6.4 million, or 5.6%, in fiscal year 2009 from fiscal year 2008. The decline was due to the $13.5 million decline in gross profit discussed above, partially offset by a $7.1 million, or 13.9%, reduction in advertising and promotion. The decline in advertising and promotional expense was driven by GSK’s decision to reduce its investment in the GSK Brands. As a result, GSK shifted spend from advertising and promotion to trade allowances and consumer discounts in an attempt to maintain contribution margin with minimal investment.

General and Administrative Expenses

The following table sets forth, for the periods indicated, the selling, general and administrative expenses of the GSK Brands, as well as the percentage change:

	Year Ended December 31,
(in thousands, except percentages)	2009	2008	% Change
Total selling, general and administrative	$72,987	$82,483	(11.5)%
Brand specific costs
Advertising	22,950	28,003	(18.0)
Promotion	20,804	22,834	(8.9)

Total brand specific costs	$43,754	$50,837	(13.9)%

Allocated selling, general and administrative	$29,233	$31,646	(7.6)%

Allocated selling, general and administrative expenses are comprised of selling and distribution expenses and other marketing and administrative expenses. Selling and distribution expenses are local, market-incurred expenses. These expenses have decreased in line with the market expenses. Other marketing and administrative costs are allocated costs from GSK. Due to the allocated nature of these costs, the decline in these costs reflects both the decreasing share of the GSK Brands’ revenues compared to GSK’s revenues and efficiencies gained over GSK’s revenues as a whole, which resulted in lower costs being allocated to the GSK Brands.

Amortization and Impairment

Amortization and impairment expenses in fiscal year 2009 of $0.6 million were unchanged from fiscal year 2008. Brands are amortized over their estimated useful lives of up to 20 years, except where they are considered indefinite-lived brands.

Research and Development

The GSK Brands incurred $0.6 million of research and development costs in fiscal year 2008. These expenses related specifically to FiberChoice and reflected the expenditures on both the initial research following acquisition of the FiberChoice brand and research and development expenses on the possibility of reformulation and new formats. No such expenditures were made in fiscal year 2009.

Other Operating Income (Expense)

Other operating income (expense) includes primarily bad debt expense and other sundry items. Other operating income (expense) increased $0.7 million in fiscal year 2009 from fiscal year 2008, primarily due to an increase in bad debt expense of $0.4 million allocated from GSK, which has been allocated based on the proportion of total sales attributable to the GSK Brands and a decrease in other income of $0.3 million.

This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of the forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “continue,” (or the negative of other derivatives of each of these terms) or similar terminology. The “forward-looking statements” include, without limitation, statements regarding our acquisition of the GSK Brands and Prestige Brands, Inc.’s issuance of the notes and the entry into a new senior secured bank facilities. These statements are based on management’s estimates and assumptions with respect to future events, which include uncertainty as to our ability to consummate the offering of the notes, failure to realize the anticipated benefits of the acquisition of the GSK Brands, including as a result of a delay in completing the acquisition of the GSK Brands or a delay or difficulty in integrating the GSK Brands, the expected amount and timing of cost savings and operating synergies, current capital and debt market conditions, the Company’s ability to obtain new debt financing on acceptable terms, the anticipated terms of the notes, and the anticipated use of proceeds from the proposed offering, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Prestige Brands Holdings, Inc. dated January 18, 2012.

99.2	Unaudited Pro Forma Combined Financial Information as of September 30, 2011 and for the fiscal year ended March 31, 2011, for the nine months ended September 30, 2011 and the twelve months ended September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Date: January 18, 2012	By:	/s/ Eric S. Klee
Name: Eric S. Klee
Title: Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of Prestige Brands Holdings, Inc. dated January 18, 2012.

99.2	Unaudited Pro Forma Combined Financial Information as of September 30, 2011 and for the fiscal year ended March 31, 2011, for the nine months ended September 30, 2011 and the twelve months ended September 30, 2011.